                                                             EXHIBIT 4(ii)(f)(3)
                                                                         NO. R-1

                              CUSIP NO. 139541 AA9

                                  $ 38,500,000

          U.S. GOVERNMENT GUARANTEED SHIP FINANCING BONDS, 2000 SERIES

                   7.25% SINKING FUND BONDS DUE APRIL 15, 2027
                                    ISSUED BY

                             CAPE COD LIGHT, L.L.C.

         Cape Cod Light, L.L.C., a Delaware limited liability company (herein called the "Shipowner"), FOR VALUE RECEIVED, promises to pay to Cede & Co. or registered assigns, the principal sum of THIRTY EIGHT MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($38,500,000.00) on the earlier of April 15, 2027, or the twenty-fifth anniversary of the Delivery Date (unless sooner redeemed as herein provided) and to pay interest semiannually on April 15 and October 15 of each year commencing April 15, 2001 until the Delivery Date, on the Delivery Date and semiannually following the Delivery Date until maturity, on the unpaid principal amount of this Obligation at the rate of 7.25% per annum (calculated on the basis of a 360-day year of twelve 30-day months) from the interest payment date referred to above next preceding the date of this Obligation to which interest on the Obligations has been paid (unless the date hereof is the date to which interest on the Obligations has been paid, in which case from the date of this Obligation), or if no interest has been paid on the Obligations since the Original Issue Date (as defined in the Indenture hereinafter mentioned) of this Obligation, from the Original Issue Date, until payment of said principal sum has been made or duly provided for, and at the same rate per annum on any overdue principal.

         The principal of and the interest on this Obligation, as well as any premium hereon in case of certain redemptions hereof prior to maturity, are payable to the registered owner hereof at the Corporate Trust Office of the Indenture Trustee, The Bank of New York, a New York banking corporation (the "Indenture Trustee") or at a Paying Agent maintained for such purposes in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts therein; provided that, payments may be made by check mailed to the address of the registered owner hereof as such address shall appear on the Obligation Register of said Indenture Trustee, and by such other methods of payment as permitted by the Indenture.

         This Obligation is one of an issue of Obligations of the Shipowner of $38,500,000 aggregate principal amount of sinking fund Obligations, designated as its "United States Government Guaranteed Ship Financing Bonds, 2000 Series," all issued under a Trust Indenture dated October 16, 2000 (the "Indenture"), between the Shipowner and the Indenture Trustee to aid in financing the cost of the construction by the Shipowner of the Vessel. Reference is hereby made to the Indenture for a definition of the capitalized terms used but not defined herein and a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Shipowner and the Indenture Trustee, the Obligees of the Obligations, and the Secretary.

         In accordance with the terms of an Authorization Agreement dated October 16, 2000 between the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the "Secretary") and the Indenture Trustee, and by endorsement of the guarantee of the United States of America (the "Guarantees") on each of the Obligations and the authentication and delivery of the Guarantees by the Indenture Trustee, all pursuant to the Act, the Obligations are guaranteed by the United States of America as provided in the Authorization Agreement and in the Guarantees endorsed thereon. Reference is hereby made to the Authorization Agreement for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Secretary, the Indenture Trustee, and the Obligees of the Obligations.

         Furthermore, it is hereby noted that Section 1103(d) of Title XI of the Act provides that:

         "The full faith and credit of the United States is pledged to the payment of all guarantees made under this title with respect to both principal and interest, including interest, as may be provided for in the guarantee, accruing between the date of default under a guaranteed obligation and the payment in full of the guarantee."

         If an Indenture Default shall have occurred and be continuing, the Indenture Trustee, as provided in the Indenture shall, not later than 60 days from the date of such Indenture Default, demand payment by the Secretary of the Guarantees, whereupon the entire unpaid principal amount of the Outstanding Obligations and all unpaid interest thereon shall become due and payable on the first to occur of the date which is 30 days from the date of such demand or the date on which the Secretary pays the Guarantees. If no demand for payment of the Guarantees shall have been made by the Indenture Trustee on or before the 30th day following an Indenture Default, the Obligee of any Outstanding Obligation may, in the manner provided in the Indenture, make such demand in place of the Indenture Trustee. In the event of an Indenture Default of which the Secretary has actual knowledge, the Secretary, as provided in the Authorization Agreement, will publish notice in the Authorized Newspaper, which shall be The Wall Street Journal, of the occurrence of such Indenture Default within 30 days from the date of such Indenture Default, unless demand for payment under the Guarantees shall previously have been made by the Indenture Trustee, but any failure to publish such notice or any defect therein shall not affect in any way any rights of the Indenture Trustee, the Secretary or any Obligee of a Obligation.

         Within 30 days from the date of any demand for payment of the Guarantees, the Secretary shall pay to the Indenture Trustee all the unpaid interest to the date of such payment on, and the unpaid balance of the principal of such Obligations in full, in cash; provided that, in the case of a demand made as a result of an Indenture Default, the Secretary shall not be required to make any such payment if (i) within such 30-day period (and prior to any payment of the Guarantees by the Secretary), the Secretary finds either that there was no Payment Default, or that such Payment

Default was remedied prior to the demand for payment of the Guarantees, or (ii) the Secretary assumes the Obligations prior to such demand and makes all payments then in default in the manner provided in Section 6.09 of the Indenture. In each such event the Guarantees shall continue in full force and effect.

         The Obligee of this Obligation, by the purchase and acceptance hereof, hereby irrevocably appoints the Indenture Trustee and each other Obligee of any Outstanding Obligation as agent and attorney-in-fact for the purpose of making any demand for payment of the Guarantees, and (in the case of the Indenture Trustee) of receiving and distributing such payment; provided that, no action or failure to act by the Indenture Trustee shall affect the right of the Obligee of this Obligation to take any action whatsoever permitted by law and not in violation of the terms of this Obligation or of the Indenture.

         Any amount payable by the Secretary under the Guarantees shall not be subject to any claim or defense of the United States of America, the Secretary, or others, whether by way of counter-claim, set-off, reduction or otherwise. Further, the Obligee of this Obligation shall have no right, title or interest in any collateral or security given by the Shipowner to the Secretary.

         After payment of the Guarantees by the Secretary to the Indenture Trustee, this Obligation (1) if it has not then been surrendered for cancellation or canceled, shall represent only the right to receive payment in cash of an amount (less the amount, if any, required to be withheld with respect to transfer or other taxes on payments to the Obligee of this Obligation) equal to the unpaid principal amount hereof and the unpaid interest accrued hereon to the date on which the Secretary shall have paid the Guarantees in full in cash to the Indenture Trustee, (2) shall otherwise no longer constitute or represent an obligation of the Shipowner, and (3) shall not be entitled to any other rights or benefits provided in the Indenture, subject to Section 6.08 of the Indenture.

         The Obligations (including this Obligation) may be redeemed at any time following April 14, 2001, upon the terms and conditions provided in the Indenture, in whole or in part, at the option of the Shipowner, at any time or from time to time upon at least 30 and not more than 60 days prior notice given as provided in the Indenture, at a redemption price equal to 100% of the principal amount hereof, being so redeemed, together with the interest accrued thereon to the date fixed for redemption, plus the Make Whole Premium (as herein after defined).

         The "Make-Whole Premium" with respect to any optional redemption of Obligations shall be determined by the Indenture Trustee two business days prior to the date fixed for such redemption and shall be equal to the excess, if any, of (i) the sum of the respective Present Values (as defined below) of the amount of such redemption over (ii) 100% of the aggregate principal amount being redeemed on such date; provided that, the Make-Whole Premium shall in no event be less than zero.

         The "Present Value" of each optional redemption shall be determined by discounting on a semi-annual basis each "Prospective Payment" (as defined below) at the Treasury Rate" (as defined below) for the period from the date on which such Prospective Payment was scheduled to be paid to the applicable date of redemption plus 0.25%.

         "Prospective Payment" means, with respect to any redemption: (i) each scheduled interest payment on the scheduled principal amount being redeemed, excluding any portion of any such interest payment accrued as of the date of redemption, plus (ii) the scheduled principal amount being redeemed.

         "Treasury Rate" means the rate per annum (expressed as a semi-annual equivalent) determined by the Indenture Trustee to be the per annum rate equal to the semi-annual yields to maturity of the issue of actively traded United States Treasury securities having a maturity equal to the "Weighted Average Life to Final Maturity" (as defined below); provided, however, that if such Weighted Average Life to Final Maturity is not equal to the maturity of an actively traded United States Treasury security (rounded to the nearest one-twelfth of a year), such yield shall be obtained by linear interpolation from the yields of actively traded United States Treasury securities having the greater maturity closest to and the lesser maturity closest to such Weighted Average Life to Final Maturity. The yields shall be determined by reference to the yields as indicated by Telerate Access Service (page 500 or the relevant page at the date of determination indicating such yields) or, if such data cease to be available, any publicly available sources of similar market data selected by the Indenture Trustee as of the applicable time of determination.

         "Weighted Average Life to Final Maturity" means the number of years (rounded up to the nearest one-twelfth of a year) obtained by dividing: (i) the then "Remaining Dollar Years" (as defined below) by (ii) the total amount of the then remaining aggregate unpaid principal amount of the Obligations without giving effect to such redemption.

         "Remaining Dollar Years" means the sum of the products obtained by multiplying: (i) the amount of each remaining scheduled payment of principal of the Obligation without giving effect to such redemption by (ii) the number of years (rounded to the nearest one-twelfth of a year) which will elapse between the date of redemption and the applicable mandatory redemption date for the principal amount being redeemed.

         Obligations optionally redeemed by the Shipowner or purchased or otherwise acquired by the Shipowner and delivered in accordance with terms of the Indenture to the Trustee for cancellation shall be applied at 100% of the principal amount thereof pro rata to succeeding "Mandatory Sinking Fund Redemptions" (as defined below) and at maturity.

         The Obligations (including this Obligation) are also subject to redemption, upon the terms and conditions provided in the Indenture and upon like notice, through the operation of a mandatory sinking fund providing for the redemption semiannually on each April 15 and October 15, commencing on the earlier of October 15, 2002 or six months after the Delivery Date, at 100% of the principal amount thereof plus interest accrued thereon to such date, of a principal amount of such Obligations equal to $770,000 and on the earlier of April 15, 2027, or the twenty-fifth anniversary of the Delivery Date, the entire unpaid principal amount of the

Outstanding Obligations shall be paid in full, together with all interest accrued thereon to such date (a "Mandatory Sinking Fund Redemption").

         The Obligations (including this Obligation) are also subject to mandatory redemption without premium, upon the terms and conditions provided in the Indenture, in whole or in part, at 100% of the principal amount thereof, plus interest accrued thereon to the date of redemption, upon at least 30 and not more than 60 days prior notice (a) in the event that Obligations must be redeemed so that the principal amount of all Obligations Outstanding after such redemption will not exceed 87.5% of the Depreciated Actual Cost or Actual Cost, as determined by the Secretary, of the Vessel, (b) in the event of an actual, constructive, agreed or compromised total loss of, or requisition of title to, or seizure or forfeiture of, the Vessel, or (c) in the event of termination of a contract relating to the construction of the Vessel. If the principal amount of Outstanding Obligations is reduced by reason of any redemption described in this paragraph, the principal amount of Obligations subject to Mandatory Sinking Fund Redemptions in the future shall be reduced as provided in the Indenture.

         The Obligations (including this Obligation) may also be redeemed without premium upon the terms and conditions provided in the Indenture, in whole or in part, at the option of the Secretary, at any time following an assumption of the Obligations and the Indenture by the Secretary, upon at least 40 and not more than 60 days prior notice given as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount to be redeemed, plus interest accrued to the date fixed for redemption.

         Any optional redemption shall be subject to the receipt of the redemption moneys by the Indenture Trustee or any Paying Agent. Obligations called for redemption shall (unless the Shipowner shall cancel the proposed optional redemption) cease to bear interest on and after the date fixed for redemption.

         As provided in the Indenture and to the extent permitted thereby, compliance by the Shipowner with any of the terms of the Indenture may be waived, and the Indenture and the rights and obligations of the Shipowner, and the rights of the Obligees of the Obligations (including this Obligation) thereunder may be modified, at any time with the prior consent of the Secretary, and except as otherwise expressly provided in the Indenture, the consent of the Obligees of at least 60% in principal amount of the Outstanding Obligations affected thereby in the manner and subject to the limitations set forth in the Indenture; provided that, no such waiver or modification shall (1) without the consent of the Obligee of each Obligation affected thereby: (a) change the Stated Maturity or reduce the principal amount of any Obligation, (b) extend the time of payment of, or reduce the rate of, interest thereon, (c) change the due date of or reduce the amount of any sinking fund payment, (d) reduce any premium payable upon the redemption thereof, or (e) change the coin or currency in which any Obligation or the interest thereon is payable; or (2) without the consent of all Obligees of Obligations: (a) terminate or modify any of the Guarantees or the obligations of the United States of America thereunder, (b) reduce the amount of any of the Guarantees, (c) eliminate, modify or condition the duties of the Indenture Trustee to demand payment of the Guarantees, (d) eliminate or reduce the eligibility requirements of the Indenture Trustee, or (e) reduce the percentage of principal amount of Obligations the consent of whose Obligees is required for any such modification or waiver.

         The Indenture provides that the Obligations (including this Obligation) shall no longer be entitled to any benefit provided therein if the Obligations shall have become due and payable at Maturity (whether by redemption or otherwise) and funds sufficient for the payment thereof (including interest to the date fixed for such payment, together with any premium thereon) and available for such payment (1) shall be held by the Indenture Trustee or any Paying Agent, or (2) shall have been so held and shall thereafter have been paid to the Shipowner after having been unclaimed for 6 years after the date of maturity thereof (whether by redemption or otherwise) or the date of payment of the Guarantees, except for the right (if any), of the Obligee to receive payment from the Shipowner of any amounts paid to the Shipowner as provided in (2) above with respect to this Obligation, all subject to the provisions of Section 6.08 of the Indenture.

         This Obligation is transferable by the registered Obligee or by his duly authorized attorney, at the Corporate Trust Office of the Indenture Trustee, upon surrender or cancellation of this Obligation, accompanied by an instrument of transfer in form satisfactory to the Shipowner and the Indenture Trustee, duly executed by the registered Obligee hereof or his attorney duly authorized in writing, and thereupon a new, fully registered Obligation or Obligations of like series and maturity for the same aggregate principal amount will be issued to the transferee in exchange therefor, each in the principal amount $1,000 or any integral multiple thereof, subject to the provisions of the Indenture. The Indenture provides that the Shipowner shall not be required to make transfers or exchanges of (1) Obligations for a period of 15 days immediately prior to an interest payment date, (2) Obligations after demand for payment of the Guarantees and prior to payment thereof or rescission of such demand as provided in Section 6.02(a) of the Indenture, or (3) Obligations which have been selected for redemption in whole or in part.

         The Shipowner, the Secretary, the Indenture Trustee and any Paying Agent for the payment of Obligations will treat the person in whose name this Obligation is registered as the absolute owner thereof for all purposes, and this rule may not be altered by any notice to the contrary to any of these entities, whether this Obligation shall be past due or not.

         No recourse shall be had for the payment of principal of, or the interest or premium (if any) on, this Obligation, or for any claim based hereon or on the Indenture, against any incorporator or any past, present or future subscriber to the capital stock, stockholder, limited partner, member, officer or director of the Shipowner or of any successor company, either directly or indirectly, and all such liability being expressly waived and released by the acceptance of this Obligation and by the terms of the Indenture. So long as the Guarantee is in effect, there shall be no recourse against the Shipowner.

         Neither this Obligation nor the Guarantee endorsed hereon shall be valid or become obligatory for any purpose until the Indenture Trustee shall have fully signed the authentication certificate endorsed hereon.

         IN WITNESS WHEREOF, the Shipowner has caused this Obligation to be duly executed by the manual or facsimile signatures of its duly authorized officers.


SHIPOWNER:

                     CAPE COD LIGHT, L.L.C.

                     By:      DELTA QUEEN COASTAL VOYAGES, L.L.C.,
                              its Managing Member

                              By:      THE DELTA QUEEN STEAMBOAT CO.,
                                       its Managing Member




                                       By:   /s/ Randall L. Talcott
                                          ---------------------------
                                       Name  Randall L. Talcott
                                             Its Vice President



ATTEST



By  /s/ Jordan B. Allen
    -------------------------------
     Name  Jordan B. Allen
     Its Executive Vice President


     Dated:   October 16, 2000

                    GUARANTEE OF THE UNITED STATES OF AMERICA

         The United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, pursuant to Title XI of the Merchant Marine Act, 1936, as amended, hereby guarantees to the holder of the Obligation annexed hereto, upon demand of the holder or his agent, payment of the unpaid interest on, and the unpaid balance of the principal of, such Obligation, including interest accruing between the date of default under such Obligation, and the payment in full of the Obligation under this Guarantee. The full faith and credit of the United States of America is pledged to the payment of this Guarantee. The validity of this Guarantee is incontestable in the hands of any holder of such Obligation. Payment of this Guarantee will be made in accordance with the provisions of such Obligation.




                                               UNITED STATES OF AMERICA
[UNITED STATES OF AMERICA DEPARTMENT           SECRETARY OF TRANSPORTATION
 OF TRANSPORTATION LOGO]

                                               BY: /S/ JOHN E. GRAYKOWSKI
                                                   ----------------------------
                                                   JOHN E. GRAYKOWSKI
                                                   ACTING MARITIME ADMINISTRATOR

                      TRUSTEE'S AUTHENTICATION CERTIFICATE

         This is one of the Obligations described in the Indenture and the foregoing Guarantee is one of the Guarantees described in the Authorization Agreement.


INDENTURE TRUSTEE:                           THE BANK OF NEW YORK


                                             By:       /s/ Mary LaGumina
                                                --------------------------------
                                                 Name:  Mary LaGumina
                                                 Title:  Vice President

                        PAYMENTS ON ACCOUNT OF PRINCIPAL

                             Amount of         Balance of          Authorized
      Payment Date        Principal Paid     Principal Unpaid       Signature
      ------------        --------------     ----------------       ---------

